EXHIBIT 23.2

AWARENESS LETTER

June 5, 2006

Factory Card & Party Outlet Corp.

2727 Diehl Road

Naperville, Illinois 60563

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Factory Card & Party Outlet Corp. and subsidiary for the three-month periods ended April 29, 2006 and April 30, 2005, as indicated in our report dated June 5, 2006; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended April 29, 2006, is incorporated by reference in Registration Statements Nos. 333-92248, 333-98549, and 333-108222 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Chicago, Illinois

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